UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2026

Centrus Energy Corp.

(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, Suite 800

Bethesda, MD 20817

(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.10 per share	LEU	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 9, 2026, Centrus Energy Corp. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) by and between the Company and Guggenheim Securities, LLC, as representative (the “Representative”) of the underwriters listed in Schedule I thereto (the “Underwriters”), providing for the offer and sale of (i) 500,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.10 per share (the “Common Stock”), (ii) pre-funded warrants to provide for the purchase, upon exercise, of up to 2,005,513 shares of Common Stock (the “Pre-Funded Warrants”) and (iii) common warrants to provide for the purchase, upon exercise, of up to 6,992,382 shares of Common Stock (the “Common Warrants” and, together with the Pre-Funded Warrants, the “Warrants”). The shares of Common Stock, the Common Warrants and the Pre-Funded Warrants are issued separately and not as a unit.

The Pre-Funded Warrants are exercisable immediately upon issuance and from time to time thereafter through and including the twenty five-year anniversary of the initial issuance date. Each Pre-Funded Warrant is exercisable at an exercise price of $0.10 per share (the “Pre-Funded Warrant Exercise Price”). The Common Warrants are exercisable immediately upon issuance and from time to time thereafter until the expiration date of the applicable tranche. The exercise prices for the four series of Common Warrants equal $226.8625 per share, $272.2350 per share, $317.6075 per share and $362.9800 per share, respectively (each, a “Common Warrant Exercise Price”).

The Common Warrant Exercise Price and the number of shares of Common Stock issuable upon exercise of the Common Warrants are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the shares of Common Stock, as well as upon any distribution of assets, including cash, stock or other property, or upon the grant of purchase rights, to holders of the Common Stock.

The Pre-Funded Warrant Exercise Price and the number of shares of Common Stock issuable upon exercise of the Pre-Funded Warrants are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the shares of Common Stock. The holders of Pre-Funded Warrants have the right to participate on a fully as-exercised basis, without regard to any limitations on exercise, in certain distributions to the holders of Common Stock.

A holder will not have the right to exercise any portion of the Warrants if the holder (together with its Attribution Parties (as defined therein)) would beneficially own in excess of 4.99% (which amount may be increased (not in excess of 9.99%), upon at least 61 days’ prior notice to the Company, or decreased by the holder from time to time pursuant to and in accordance with the Warrants) of the total number of issued and outstanding shares of Common Stock immediately after giving effect to such exercise.

Under the Common Warrants, the Company may elect to require cashless exercise on each six-month anniversary of the Issuance Date (as defined in the Common Warrants), such election being irrevocable by the Company for the corresponding Election Period (as defined in the Common Warrants).

Under the Common Warrants, upon consummation of each Assumption Transaction (as defined in the Common Warrants), the holder would be entitled to receive shares of common stock (or its equivalent) of the Successor Entity (as defined in the Common Warrants) or such other securities, cash, assets or other property, as applicable, which the holder would have been entitled to receive upon the happening of such Assumption Transaction had a Common Warrant been exercised immediately prior to such Assumption Transaction (without regard to any limitations on the exercise of a Common Warrant), as adjusted in accordance with the provisions of the Common Warrants. The successor entity in any Assumption Transaction must assume the Common Warrant obligation pursuant to written agreements satisfactory to qualifying Initial Holders (as defined in the Common Warrants). Notwithstanding the foregoing, at the request of a holder delivered at any time commencing on the earliest to occur of the public disclosure of a Change of Control (as defined in the Common Warrants), the consummation of a Change of Control and the holder first becoming aware of a Change of Control through the date that is 60 days after the public disclosure of the consummation of such Change of Control by the Company pursuant to a Current Report on Form 8-K filed with the SEC, the Common Warrants provide that the Company or the Successor Entity (as the case may be) shall purchase the Common Warrants from the holder on the date of such request by paying to the holder cash in an amount equal to the Black Scholes Value (as defined in the Common Warrants); provided, however, that if the Change of Control is not within the Company's control, including not approved by the Company's Board of Directors, the holder shall only be entitled to receive from the Company or any Subject Entity (as defined in the Common Warrants) the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Common Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Change of Control, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Change of Control; provided, further, that if holders of Common Stock of the Company are not offered or paid any consideration in such Change of Control, such holders of Common Stock will be deemed to have received common stock of the Subject Entity in such Change of Control. Payment of such cash or delivery of such other consideration, as applicable, shall be made by the Company (or at the Company's direction) to the holder on or prior to the later of (x) the second Trading Day after the date of such request and (y) the date of consummation of such Change of Control.

Under the Pre-Funded Warrants, upon consummation of each Assumption Transaction (as defined in the Pre-Funded Warrants), the holder would be entitled to receive shares of common stock (or its equivalent) of the Successor Entity (as defined in the Pre-Funded Warrants) or such other securities, cash, assets or other property, as applicable, which the holder would have been entitled to receive upon the happening of such Assumption Transaction had a Pre-Funded Warrant been exercised immediately prior to such Assumption Transaction (without regard to any limitations on the exercise of a Pre-Funded Warrant), as adjusted in accordance with the provisions of the Pre-Funded Warrants. The successor entity in any Assumption Transaction must assume the Pre-Funded Warrant obligation pursuant to written agreements satisfactory to qualifying Initial Holders (as defined in the Pre-Funded Warrants).

Except as may otherwise be provided in a Warrant, the holder of a Warrant, solely in its capacity as holder of a Warrant, does not have the rights of a holder of shares of Common Stock, including any voting rights, prior to the issuance to the holder of the warrant shares which it is then entitled to receive upon the due exercise of a Warrant.

On September 11, 2026, the Company entered into a warrant agent agreement with U.S. Bank Trust Company, National Association, which will act as warrant agent for the Company in connection with the Pre-Funded Warrants and the Common Warrants issued and sold in the offering.

The foregoing descriptions of the Underwriting Agreement and the Warrants are not complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement, the Form of Common Warrant and the Form of Pre-Funded Warrant, copies of which are filed as Exhibits 1.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

A copy of the opinion of O’Melveny & Myers LLP relating to the validity of the securities issued in the offering is filed herewith as Exhibit 5.1.

Item 7.01	Regulation FD Disclosure.

On September 9, 2026, the Company issued a press release announcing the commencement of the underwritten offering and sale of Common Stock, Pre-Funded Warrants, and Common Warrants. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

On September 9, 2026, the Company issued a press release announcing the pricing of the underwritten offering and sale of Common Stock, Pre-Funded Warrants, and Common Warrants. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

The information furnished pursuant to this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

The Company regularly evaluates potential strategic transactions that could enhance the Company’s supply chain capabilities and increase vertical integration. As part of these efforts, the Company is currently engaged in advanced discussions regarding the potential acquisition of an existing domestic manufacturing supplier. The anticipated purchase price is in the range of approximately $115 million to $125 million, and the target company generated approximately $160 million of revenue for the year ended December 31, 2025.

The Company has not entered into a definitive agreement with respect to this potential transaction. Any such acquisition remains subject to, among other things, the negotiation and execution of definitive documentation, completion of satisfactory due diligence, receipt of any required approvals, satisfaction of closing conditions, and approval by the Company’s board of directors.

There can be no assurance that a definitive agreement will be executed or that any transaction will be consummated on the terms currently contemplated, or at all.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated September 9, 2026, by and between the Company and Guggenheim Securities, LLC, as representative of the Underwriters listed in Schedule I thereto.
4.1	Form of Common Warrant, issued September 11, 2026.
4.2	Form of Pre-Funded Warrant, issued September 11, 2026.
5.1	Opinion of O’Melveny & Myers LLP
23.1	Consent of O’Melveny & Myers LLP (contained in Exhibit 5.1)
99.1	Launch Press Release, dated September 9, 2026
99.2	Pricing Press Release, dated September 9, 2026
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date:	September 11, 2026	By:	/s/ Todd M. Tinelli
Todd M. Tinelli
Senior Vice President, Chief Financial Officer, and Treasurer